SUB-ITEM 77M: Mergers

MERGERS EFFECTIVE September 28, 2015
	Acquired Fund	Acquiring Fund (Survivor)	Board Approval Received	Shareholder Approval Received	Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC:
1	JNL/Mellon Capital 25 Fund	JNL/S&P 4 Fund	Yes	Yes	Accession No.: 0000933691-15-000316 (7/21/2015)